                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                         Transition       Fiscal
                                               Six Months Ended         Period Ended    Year Ended
                                                  December 31,            June 30,      January 31,
                                              1996           1995           1996           1996
                                              ----           ----           ----           ----
                                                                 (millions)
Earnings before income taxes                  $129          $  (4)          $(30)          $ 83

Add (deduct):
Fixed charges                                   90            105             72            169
Minority interest                              --            --              --               1
                                              ----          -----           ----           ----
Earnings available for fixed charges          $219          $ 101           $ 42           $253
                                              ----          -----           ----           ----

Fixed charges:
Interest Expense                              $ 82          $  93           $ 65           $145
Portion of rent expense deemed to
   represent interest factor                     8             12              7             24
                                              ----          -----           ----           ----
Fixed Charges                                 $ 80          $ 105             72           $169
                                              ----          -----           ----           ----

Ratio of Earnings to Fixed Charges            2.43x          --  (a)         -- (b)        1.50x
                                              ====          =====           ====           ====


(a) Fixed charges exceeded earnings by $4 million for the Six Months Ended December 31, 1995.

(b) Fixed charges exceeded earnings by $30 million for the Transition Period ended June 30, 1996.